Exhibit 10.10

SALARY REDUCTION AND CONTINGENT PAYMENT AGREEMENT

AMENDED AND RESTATED EFFECTIVE AS OF OCTOBER 22, 2012

THIS AMENDED AND RESTATED AGREEMENT (“Agreement”) is made and entered into this 22nd day of October, 2012, by and between Biocept, Inc. (“Employer”), and                                         , an individual residing in the State of California (“Employee”) and is being entered into for purposes of compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) consistent with certain guidance issued by the Internal Revenue Service in IRS Notice 2010-6 and amends the prior agreement between Employer and Employee effective as of July 16, 2012 (the “Effective Date”).

PREAMBLE:

WHEREAS, Employee is an executive of Employer; and

WHEREAS, Employer is in a period of financial difficulties and needs to arrange for a new round of financing in connection with certain projects (the “New Financing”) and will, but for this Agreement, need to cut Employee’s current salary by 75% (or to the minimum wage); and

WHEREAS, Employer and Employee have agreed to a temporary reduction in the Employee’s salary to an annualized amount of $33,280 with the salary reduction amount calculated as the difference between the Employee’s regular salary and $33,280, (each prorated for the length of the deferral period) effective as of the Effective Date hereof for a period of twelve (12) weeks, or until such time as there is a Payment Trigger Date (as defined below), whichever occurs first (“Salary Reduction”); and

WHEREAS, Employer hereby agrees that Employer will pay Employee the full amount of the aforementioned Salary Reduction, along with interest, all as set forth below, which amount Employer and Employee agree is a materially greater amount than would have been payable absent this Agreement, and Employer shall, in addition, based on the Employee’s election grant to the Employee either (i) 5,000 Restricted Stock Units (“RSU”) or (ii) an option to acquire 5,000 shares of the Employer’s common stock, each pursuant to the terms of the Biocept, Inc. 2007 Equity Incentive Plan (the “Incentive Plan”), which RSU or option shall vest over the 12 week period and have other terms and conditions based on the standard form of grant that has been in use under the Incentive Plan.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employee hereby consents to a Salary Reduction as described above, and waives any rights to resign for good reason as may arise under Employee’s employment agreement or otherwise by reason of this reduction, and waives any claim that this Salary Reduction constitutes a form of constructive termination of Employee for any purpose;

2. Employer hereby agrees not to reduce Employee’s base salary other than as provided in the preceding Paragraph 1 of this Agreement during the term of this Agreement;

3. Within 5 business days of execution of this agreement, Employer agrees to grant Employee a stock option for 5,000 shares of the Employer’s common stock or 5,000 RSUs, as described above; and

4. Employer agrees to pay to Employee the full amount of Salary Reduction provided for under Paragraph 1 of this Agreement on the Payment Trigger Date, along with an additional amount representing interest on such amounts determined as though the salary reduction were invested, as of the date such amount would have been paid to Employee in the absence of the reduction provided for under this Agreement in an interest bearing investment with an annual interest rate of 8% (compounded monthly), subject to the terms and conditions set forth below. For these purposes, the Payment Trigger Date is the first to occur of such time as (i) Employer implements the New Financing, (ii) Employer is acquired or (iii) Employer has more than $1,000,000 of cash and cash equivalents; provided, however, that no event shall be deemed to be a Payment Trigger Date hereunder unless such event also qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as set forth in Treasury Regulation Section 1.409A-3(i)(5). In addition, in the event of Employee’s termination of employment, Employer shall also pay an amount corresponding to Employee’s accrued but unused vacation days, calculating the amount of such payment by reference to Employee’s annual salary as that would be in effect without any reduction from Employee’s annual salary as in effect prior to entering into this Agreement and any similar prior reduction agreements.

(a) Payment of the full amount provided for under this Paragraph 4 shall be made as soon as practicable following the Payment Trigger Date, and in no event later than sixty (60) days following such date;

(b) Notwithstanding anything herein to the contrary, no payment under this Paragraph 4 shall be paid in the event Employee is terminated by Employer for “Cause” (as defined below) prior to the date such payment is made;

(c) In the event Employee’s employment is terminated by reason of Employee’s death or disability (as that term is defined for in Treasury Regulation Section 1.409A-3(i)(4)) or for any reason other than a termination by Employer with Cause, Employer shall pay the full amount as described in this Paragraph 4 as soon as practicable following Employee’s separation from service, and in no event later sixty (60) days following such date.

(d) For these purposes, the term “Cause” shall mean Employee’s willful failure to perform any reasonable and lawful directive of Employee’s supervisor or the Employer’s board of directors; any material breach of Employee’s duties, responsibilities or obligations to Employer that is likely to result in material harm to the Employer; Employee’s conviction of any crime involving larceny, embezzlement or moral turpitude or plea of guilty or no contest to such an offense; or any other action that is likely to cause material harm to the Employer.

5. All amounts payable under this Agreement shall be subject to Employer’s obligation to withhold and pay over to the appropriate tax authorities any amounts required to be paid as income or wage tax withholding under all applicable federal, state and local laws.

6. Employee acknowledges that Employee’s right to payments representing the amount by which Employee’s salary is being reduced are, by reason of this Agreement, subject to a substantial risk of forfeiture, including a forfeiture of such unpaid amounts that would arise in the event of Employee’s termination for Cause at any time prior to the end of the 12 week period or the Payment Trigger Date and that there is a possibility that the Employer may be unable to complete an acquisition, implement the New Financing, obtain in excess of $1,000,000 in cash and cash equivalents, or otherwise achieve a Payment Trigger Date, and that as a consequence, there is a risk that Employee will never be paid these amounts, and Employee also understands that in the absence of this Agreement, Employer would have been forced to reduce Employee’s salary by 75%, and that this Agreement establishes, as consideration for the risks Employee is agreeing to take, as set forth in this Agreement and as described in this Paragraph 6, the potential to receive Employee’s full salary (without the aforementioned 75% reduction which would otherwise have been required) and with additional accumulated interest payments with respect to the portion of Employee’s salary to be paid on a deferred basis, is good and adequate consideration for Employee’s agreement hereunder.

7. If Employee has been party to a previous Salary Reduction and Contingent Payment Agreement, the amounts deferred under that agreement are now subject to the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BIOCEPT, INC.

BY:

EMPLOYEE: